Exhibit 99.5

Annual General Meeting

The Voting Instructions Card must be signed, completed and received at the indicated address prior to 10:00 A.M. (New York City time) on, 2012 (the “ADS Voting Instructions Deadline”) for action to be taken.

2012 VOTING INSTRUCTIONS CARD	AMERICAN DEPOSITARY SHARES

Youku Inc. (the “Company”)

ADS CUSIP No.:	98742U100.
ADS Record Date:	, 2012.
Meeting Specifics:	Annual General Meeting of Shareholders - , 2012 at a.m. (local time) at (the “Meeting”).
Meeting Agendas:	Please refer to the Company’s Notice of Meeting enclosed herewith.
Depositary:	Citibank, N.A.
Deposit Agreement:	Deposit Agreement, dated as of December 8, 2010, by and among the Company, the Depositary and all Holders and Beneficial Owners of ADSs issued thereunder.
Deposited Securities:	Class A Ordinary Shares, par value $0.00001 per share, of the Company.
Custodian:	Citibank, N.A. - Hong Kong Branch.

The undersigned holder, as of the ADS Record Date, of the American Depositary Shares issued under the Deposit Agreement and identified above (such American Depositary Shares, the “ADSs”), acknowledges receipt of a copy of the Depositary’s Notice of Shareholders’ Meeting and Proxy Statement and hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Deposited Securities represented by the ADSs in the manner indicated on the reverse side hereof, subject, however, to the terms of Cayman Islands Law and of the Deposit Agreement.

The Depositary has been advised by the Company that voting at the Meeting will be by poll.  The Depositary shall vote (or cause the Custodian to vote) the Deposited Securities in accordance with the voting instructions received from the Holders giving voting instructions.

Please note that as an ADS Holder, you cannot vote at the Meeting directly, but you may instruct the Depositary how to vote the Class A Ordinary Shares underlying your ADSs. Alternatively, you may vote at the Meeting if you cancel your ADSs and become a holder of Class A Ordinary Shares by the close of business on            , 2012 (New York City time) (the “Share Record Date”). If you intend to cancel your ADSs to become a shareholder by the Share Record Date and you wish to vote the Class A Ordinary Shares at the Meeting, do not send these voting instructions to the Depositary as you will be required, as part of the ADS cancellation process, to certify to the Depositary and the Company that you have not given and will not give, directly or indirectly, voting instructions to the Depositary in respect of the ADSs being cancelled.  To become a shareholder by the Share Record Date, you will need to deliver your ADSs for cancellation to the Depositary, together with all applicable documentation and payments, prior to the close of business in New York City on                   , 2012. Upon the timely receipt of such ADSs for cancellation and the applicable documentation and payments, the Depositary will use commercially reasonable efforts to arrange for the registration of the corresponding Shares in the name (or to the order) of the surrendering ADS Holder.

As set forth in Section 4.10 of the Deposit Agreement, neither the Depositary nor the Custodian shall exercise any discretion as to voting.

Please also note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if  the Depositary shall not have received the voting instructions from an ADS Holder on or prior to the ADS Voting Instructions Deadline, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to provide a discretionary proxy to a person designated by the Company to vote the Deposited Securities; provided, however, that no such discretionary proxy will be given by the Depositary with respect to any matters as to which the Company informs the Depositary that (a) it does not wish such proxy to be given; (b) substantial opposition exists; or (c) the rights of holders of Deposited Securities may be materially adversely affected.

Please also note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from an ADS Holder which fails to specify the manner in which the Depositary is to vote the Deposited Securities represented by such ADS Holder’s ADSs, the Depositary will deem such ADS Holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.

In addition, please note that the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at the Meeting.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions Card must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the voting instructions contained herein.

Agenda:

1.                RESOLVED, as an ordinary resolution:  THAT the issuance of Youku Class A shares, including Youku Class A shares underlying the ADSs (the “Share Issuance”) that constitute the consideration for the merger (the “Merger”) pursuant to the agreement and plan of merger (the “Merger Agreement”) dated March 11, 2012, by and among Youku, Tudou Holdings Limited (“Tudou”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, and Two Merger Sub Inc. (“Merger Sub”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Youku, be and hereby is authorized and approved:

2.                RESOLVED, as a special resolution:  THAT the change of Youku’s legal name (the “Name Change”) from “Youku Inc.” to “Youku Tudou Inc.” upon the effectiveness of the Merger, be and hereby is authorized and approved; and

3.                RESOLVED, as an ordinary resolution:  THAT, in the event that there are insufficient proxies received at the time of the Meeting to authorize and approve the Share Issuance and the Name Change proposed at the Meeting, the chairman of the Meeting be instructed to adjourn the Meeting in order to allow Youku to solicit additional proxies in favor of the authorization and approval of the Share Issuance and the Name Change.

A.	Issues	Youku Inc.

		For	Against	Abstain

	Resolution 1	☐	☐	☐

	Resolution 2	☐	☐	☐

	Resolution 3	☐	☐	☐

B.	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

If this Voting Instructions Card is signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions “FOR” the unmarked issue.

If this Voting Instructions Card is signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” voting instruction for such issue.

Please be sure to sign and date this Voting Instructions Card.

Please sign your name to the Voting Instructions Card exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions Cards executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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